UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2004

Aviall, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12380	65-0433083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2750 Regent Boulevard DFW Airport, Texas	75261
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 586-1000

Not Applicable

(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

On February 2, 2004, Aviall, Inc. (the “Company”) issued the following press release (the “Press Release”) announcing its financial results for the quarter and fiscal year ended December 31, 2003.

The Press Release contains “non-GAAP financial measures” as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the Press Release, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States.

The Press Release includes pro forma earnings per share for the fourth quarter of 2003 and the fiscal year ended December 31, 2003. The pro forma earnings per share information has been prepared assuming the following events were consummated prior to January 1, 2002: (i) the sale of $200 million of 7 5/8% Senior Notes due 2011 (the “New Notes”) and the related discharge of Aviall Services’ 14% Senior Notes due 2007 (the “Old Notes”) and reduction of the outstanding balance on Aviall Services’ revolving credit facility (the “Debt Discharge”) and (ii) the lowering of the conversion price of the Company’s Series D Senior Convertible Participating Preferred Stock (the “Series D Preferred Stock”) and the subsequent conversion of all of the outstanding shares of Series D Preferred Stock into 11,100,878 shares of the Company’s common stock (the “Conversion Event”). The pro forma earnings per share calculation excludes the effect of (i) the previously reported quarterly payment-in-kind dividends on the Series D Preferred Stock, (ii) the noncash deemed dividend resulting from the issuance of the Series D Preferred Stock, (iii) the noncash charges related to the Debt Discharge and the Conversion Event, and (iv) all adjustments required by the two-class method of reporting earnings per share that the Company has used since December 2001. In addition, the pro forma earnings per share calculation includes an after-tax adjustment to reflect the lower interest expense of the pro forma interest expense on the Company’s New Notes as compared to the Old Notes. Management believes that the pro forma earnings per share presentation is beneficial to investors to provide information on how these consummated transactions would have affected the Company’s historical financial statements had they occurred at an earlier date.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The text of the press release is as follows:

For Immediate Release

Contact:	David Leedy
972-586-1703
dleedy@aviall.com

AVIALL ANNOUNCES STRONG 2003 FOURTH QUARTER

DALLAS, TEXAS February 2, 2004 — Aviall, Inc. (NYSE: AVL) today reported continuing growth for its fourth quarter and fiscal year ended December 31, 2003:

Highlights

•	Net earnings from continuing operations for the fourth quarter of 2003 were $9.3 million, reflecting an increase of $1.9 million over the fourth quarter of 2002.

•	Fourth quarter 2003 operating income increased $2.3 million to $17.6 million — driven primarily by a continued increase in military engine part sales.

•	Aviall, Inc. revenues grew 19% year-over-year in the fourth quarter to their highest quarterly level for 2003.

•	Total selling and administrative (S&A) expenses in the fourth quarter of 2003 fell to 9.9% as a percent of sales, compared to 10.8% in the fourth quarter of 2002.

•	For the full year of 2003, Aviall generated $51.7 million of net cash flow from operations versus a use of $37.1 million in 2002, an improvement of $88.8 million.

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AVIALL ANNOUNCES STRONG 2003 FOURTH QUARTER

Fourth Quarter 2003 Results

Fourth quarter 2003 net sales rose by $40.9 million to $261.5 million, up 19% versus last year’s level of $220.6 million. The net sales growth in the fourth quarter was driven primarily by Aviall Services’ strong sales of its Rolls-Royce T56 military engine products. In addition, despite continued industry weakness, both airline and general aviation product sales contributed to revenue growth with small but positive year-over-year increases. Fourth quarter net sales at ILS of $7.0 million were up $0.1 million year-over-year, continuing its record of quarterly net sales gains for this global electronic marketplace.

Aviall’s gross profit for the 2003 fourth quarter grew $5.3 million, or 14%, year-over-year to $43.4 million. However, gross profit as a percentage of net sales was lower due to a larger proportion of lower-margin T56 military engine product sales in the quarter, offset somewhat by slight growth in both general aviation and commercial airline. Selling and administrative (S&A) expenses increased $2.0 million year-over-year to $25.8 million but fell as a percentage of sales to a new Company milestone of 9.9%. Of the total fourth quarter 2003 S&A increase, corporate S&A accounted for $0.8 million, primarily from Sarbanes-Oxley compliance costs, which were only partially offset by foreign currency exchange gains. Accordingly, the operating income margin was 6.7% for the fourth quarter of 2003 versus 6.9% for the fourth quarter of 2002.

Included in the ILS operating profit for the fourth quarter of 2003 were nonrecurring adjustments related to reversal of expense accruals of approximately $570,000 and a change in estimates for doubtful accounts receivable of approximately $180,000, which resulted in a total increase to ILS’s operating income of approximately $750,000.

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AVIALL ANNOUNCES STRONG 2003 FOURTH QUARTER

Interest expense declined to $4.6 million in the fourth quarter of 2003 principally as a result of the issuance of new senior notes, the redemption of old senior notes, and paydown of the outstanding balance under our revolving credit facility — all of which were completed in June 2003. Diluted earnings per share for continuing operations were $0.28 for the fourth quarter of 2003 as compared with a reported $0.24 for the same period in 2002.

Debt outstanding at December 31, 2003 was $207 million as compared with $221 million at December 31, 2002, and the cash balance at the end of the fourth quarter of 2003 was $23 million, versus $5 million at December 31, 2002. The difference is primarily attributable to improved working capital efficiencies and higher profits due to improved sales and improved S&A expense leverage as a percentage of sales in 2003 as compared to 2002. Net cash used by operations in the fourth quarter of 2003 amounted to $37.8 million, principally attributable to new contract startup inventory purchases of Honeywell Lighting and Electronics products and the inventory replenishment arising from heavier fourth quarter sales of Rolls-Royce product.

Full-Year Overview

Net earnings from continuing operations for 2003 were $20.7 million versus $26.7 million in 2002. The 2003 earnings were reduced by two principal factors: (1) a pretax, noncash $17.3 million refinancing charge, which was incurred when Aviall Services’ 14% 2008 Senior Notes were refinanced in June 2003, and (2) a pretax $1.7 million software impairment charge. In addition, the 2002 earnings were favorably affected by a $0.8 million tax benefit from the release of reserves related to the state tax net operating loss carryforward and a $1.0 million gain from reversal of environmental reserves related to our previously owned businesses.

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AVIALL ANNOUNCES STRONG 2003 FOURTH QUARTER

Net sales for 2003 were $1.013 billion, up $210.0 million or 26% as compared with net sales of $803.3 million in 2002. The 2002 revenue amount does not include $74 million of T56 parts sales made by Rolls-Royce to the U.S. military as part of the T56 transition program for which Aviall received its contracted margin which was included in gross profit. Gross profit was $169.6 million in 2003, an 8% increase over the $156.8 million achieved in 2002.

Driven primarily by additional sales, the integration of new Honeywell product lines, legal fees and Sarbanes-Oxley compliance costs, 2003 selling and administrative expenses were 5% higher in absolute terms year-over-year as compared to the 26% sales gain. This positive leverage of revenue versus expense served to reduce selling and administrative as a percentage of revenue to 9.9%, a reduction from 11.9% in 2002.

Finally, as a result of the refinancing completed in June 2003, Aviall’s interest expense decreased $1.6 million in 2003 compared to 2002. In addition, the Company had a lower effective tax rate of 30% as compared with 33% in 2002 attributable to increased benefit from the federal extraterritorial income (ETI) exclusion and reduced foreign tax rates.

2004 Earnings Guidance

The Company expects net earnings from continuing operations in 2004 to be in the range of approximately $34.5 - $36.0 million or equivalent to approximately $1.06 to $1.10 per diluted share based upon the current number of diluted shares. Operating earnings (earnings before interest and taxes) are expected to be approximately $72 - $75 million, and the Company expects approximately $16 million of depreciation and amortization expense in 2004.

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AVIALL ANNOUNCES STRONG 2003 FOURTH QUARTER

Review and Outlook

“Aviall’s 2003 performance is a continuation of the momentum that began in 2000. Because of our strategic diversification, the successful execution of our business model, and dedicated team of professionals, we have been able to sustain our upward trend despite the events that have afflicted the aerospace industry over this period,” said Paul E. Fulchino, Aviall’s chairman, president and chief executive officer.

“During this challenging time, Aviall has continued to successfully implement its strategic vision and has transformed itself on several fronts. The many changes that have made this success possible are most visible through: our continuing high marks for customer and supplier satisfaction; our expanded presence in the military- and defense-related aircraft parts arena; our deployment of customer friendly supply chain technologies; and our comprehensive improvements in our S&A infrastructure—enabling our ‘inside costs’ to lead the aftermarket segment at single-digit levels. Equally important, through the industry’s toughest period, the Company has also grown, expanded its offerings, and, we believe gained share in its traditional general aviation and airline markets.”

Fulchino continued, “An important element in our market successes was the Company’s ability to strengthen its management ranks and maintain its customer service value focus. While others have cutback, we have continued to build product expertise and, in concert, implement our long-range technology plan. The expanded daily use of tangible supply-chain efficiencies and resulting connectivity to both buyers and sellers has resulted in increasingly positive responses from both customers and suppliers, as well as formal recognition by industry experts.”

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AVIALL ANNOUNCES STRONG 2003 FOURTH QUARTER

In closing, Fulchino added, “During 2003, Aviall continued to benefit from its core strengths – our global scope and coverage, product depth, market diversity, and large contract execution capabilities. It is precisely these qualities that will continue to provide us with the momentum that is now propelling us into the future. With the strategic addition of new product lines and our proven scalability to support further growth, Aviall is well-positioned to profitably grow in 2004 and beyond.”

Aviall will host a conference call on Tuesday, February 3, 2003, at 11 a.m. ET. The conference call can be accessed by calling (800) 857-7001 (toll-free) or (773) 756-4625 (toll) and referencing Aviall. A replay will be available until 11:59 p.m. ET on Thursday, February 12, 2003, at (800) 468-0320 (toll-free) or (402) 344-6805 (toll). The conference call is also being webcast and can be accessed at www.aviall.com under the section “Investor Relations” or at www.vcall.com. In addition, a replay will be available via audio webcast at www.aviall.com under the section “Investor Relations,” or at www.vcall.com.

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About Aviall, Inc.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 215 manufacturers and offers approximately 250,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also supports a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint mixing services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates commerce via its global electronic marketplace to enable subscribers to buy and sell commercial aviation and marine parts, equipment and services. Additional information on Aviall is available via the Internet at www.aviall.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including pricing pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology.

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AVIALL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Net sales	$261,548	220,630	1,013,335	803,293
Cost of sales	218,151	182,566	843,700	646,477

Gross profit	43,397	38,064	169,635	156,816
Selling and administrative expenses	25,781	23,784	100,180	95,412
Unusual item	—	(1,024)	—	(1,024)
Impairment loss	—	—	1,707	—

Operating income	17,616	15,304	67,748	62,428
Loss on extinguishment of debt	—	—	17,315	—
Interest expense	4,565	5,735	20,975	22,578

Earnings from continuing operations before income taxes	13,051	9,569	29,458	39,850
Provision for income taxes (a)	3,770	2,146	8,805	13,199

Net earnings from continuing operations	9,281	7,423	20,653	26,651
Discontinued operations
Gain on disposal (net of income tax expense of $76 in 2003 and $1,816 in 2002)	125	3,026	125	3,026

Net earnings	9,406	10,449	20,778	29,677
Less deemed dividend from beneficial conversion feature	—	—	—	(20,533)
Less preferred stock dividends	—	(1,085)	(2,016)	(4,199)
Less noncash reduction for conversion of preferred stock	—	—	(24,335)	—

Net earnings (loss) applicable to common shares	$9,406	9,364	(5,573)	4,945

Basic net earnings (loss) per share (b)
Earnings from continuing operations	$0.30	0.24	(0.29)	0.08
Earnings from discontinued operations	—	0.11	—	0.11

Net earnings	$0.30	0.35	(0.29)	0.19

Weighted average common shares	31,315,779	18,496,286	25,922,573	18,478,102

Diluted net earnings (loss) per share (b)
Earnings from continuing operations	$0.28	0.24	(0.29)	0.08
Earnings from discontinued operations	—	0.11	—	0.11

Net earnings	$0.28	0.35	(0.29)	0.19

Weighted average common and potentially dilutive common shares	32,964,481	28,815,747	31,226,005	27,565,957

Pro forma diluted net earnings from continuing operations per share (c)	$0.28	0.25	1.02	0.89
Pro forma weighted average common and potentially dilutive common shares (c)	32,964,481	31,603,351	32,308,786	31,450,770

(a)	Due to our large U.S. federal tax loss carryforwards, cash tax payments are substantially lower than the provision recorded. Cash tax payments were $0.7 million and $1.0 million for the three and twelve months ended December 31, 2003, respectively.
(b)	Diluted net earnings (loss) per share were antidilutive for the twelve months ended December 31, 2003 and the three and twelve months ended December 31, 2002. Therefore, diluted net earnings (loss) per share is presented equal to basic net earnings (loss) per share for those periods.
(c)	On a pro forma basis after giving effect to the June 2003 refinancing and preferred stock conversion as if it had occurred prior to January 1, 2002. See Reconciliation of Net Earnings to Pro Forma Earnings on subsequent page.

AVIALL, INC.

SEGMENT INFORMATION

(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Net Sales
Aviall Services	$254,557	213,701	985,335	776,151
ILS	6,991	6,929	28,000	27,142

Total net sales	$261,548	220,630	1,013,335	803,293

Profit
Aviall Services	$17,626	14,354	70,311	62,032
ILS	3,382	2,470	9,155	9,535

Reportable segment profit	21,008	16,824	79,466	71,567
Unusual item	—	1,024	—	1,024
Loss on extinguishment of debt	—	—	(17,315)	—
Corporate	(3,392)	(2,544)	(11,718)	(10,163)
Interest expense	(4,565)	(5,735)	(20,975)	(22,578)

Earnings from continuing operations before income taxes	$13,051	9,569	29,458	39,850

RECONCILIATION OF NET EARNINGS TO PRO FORMA EARNINGS

(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Net earnings from continuing operations applicable to common shares	$9,281	6,338	(5,698)	1,919
Pro forma adjustments:
Deemed dividend from beneficial conversion feature	—	—	—	20,533
Preferred stock dividends	—	1,085	2,016	4,199
Noncash reduction for conversion of preferred stock	—	—	24,335	—
Net interest expense adjustment, net of tax	—	469	819	1,473
Loss on extinguishment of debt, net of tax	—	—	11,385	—

Pro forma net earnings from continuing operations	$9,281	7,892	32,857	28,124

Pro forma diluted net earnings per share	$0.28	0.25	1.02	0.89
Pro forma weighted average common and potentially dilutive common shares	32,964,481	31,603,351	32,308,786	31,450,770

        The above table reflects the reconciliation of our net earnings from continuing operations for the three- and twelve-month periods ended December 31, 2003 and 2002 to our net earnings on a pro forma basis assuming the following events were consummated prior to January 1, 2002: (i) the sale of $200 million of 7 5/8% Senior Notes due 2011 (the “New Notes”) and the related discharge of Aviall Services’ 14% Senior Notes due 2007 (the “Old Notes”) and reduction of the outstanding balance on Aviall Services’ revolving credit facility (the “Debt Discharge”) and (ii) the lowering of the conversion price of our Series D Senior Convertible Participating Preferred Stock (the “Series D Preferred Stock”) and the subsequent conversion of all of the outstanding shares of Series D Preferred Stock into 11,100,878 shares of our common stock (the “Conversion Event”). The pro forma earnings per share calculation excludes the effect of (i) the previously reported quarterly payment-in-kind dividends on the Series D Preferred Stock, (ii) the noncash deemed dividend resulting from the issuance of the Series D Preferred Stock, (iii) the noncash charges related to the Debt Discharge and the Conversion Event, and (iv) all adjustments required by the two-class method of reporting earnings per share that Aviall has used since December 2001. In addition, the pro forma earnings per share calculation includes an after-tax adjustment to reflect the lower interest expense of the pro forma interest expense on our New Notes as compared to the Old Notes. Management believes this pro forma presentation is beneficial to investors to provide information on how these consummated transactions would have affected the historical financial statements had they occurred at an earlier date.

AVIALL, INC.

SELECTED BALANCE SHEET ACCOUNTS

(Dollars in thousands)

	December 31, 2003	December 31, 2002
Cash	$23,424	4,997
Receivables	$139,279	95,222
Inventories	$327,860	348,027
Deferred tax asset	$54,824	60,279
Accounts payable	$138,437	114,263
Debt	$207,213	221,407
Convertible redeemable preferred stock	$—	44,370
Shareholders’ equity	$300,084	228,602

SELECTED CASH FLOW ACCOUNTS

(Dollars in thousands)

	Three months ended December 31, 2003	Twelve months ended December 31, 2003
Net cash (used for) provided by operating activities	$(37,755)	51,684
Net cash used for investing activities	$(1,804)	(15,147)
Capital Expenditures	$1,887	8,030

DEPRECIATION AND AMORTIZATION

(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Depreciation	$2,114	1,722	8,120	7,563
Amortization	1,690	1,407	6,396	5,334
Debt issue cost	444	1,221	3,479	4,227

	$4,248	4,350	17,995	17,124

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVIALL, INC.

By:	/s/ COLIN M. COHEN
Name:	Colin M. Cohen
Title:	Vice President and Chief Financial Officer

Date: February 2, 2004